SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of April, 2009 (the “Effective Date”), by and among NovaStar Financial, Inc., a Maryland corporation (“Buyer”), Advent Financial Services, LLC, a Delaware limited liability company (the “Company”), and Mark A. Ernst (“Ernst”).  Buyer, Company and Ernst shall each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company is a start-up company that provides or will provide financial services including, without limitation, small-dollar banking services, refund anticipation loans and related servicing to underserved low- and moderate-income consumer segments (collectively, the “Business”);

WHEREAS, Ernst is the sole member of the Company and, prior to the Closing, intends to transfer his Membership Interest in the Company to a trust for the benefit of certain of his immediate family members (the “Ernst Trust”) in compliance with the conflict of interest requirements of Ernst’s employer, the Internal Revenue Service;

WHEREAS, Ernst and the Company desire that the Company sell to Buyer, and that Buyer purchase and acquire from the Company, seventy percent (70%) of the fully diluted outstanding Membership Interests in the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously with Buyer’s purchase of the Membership Interests as set forth herein, Bernard M. Wilson, John W. Thompson and Bernard E. Amyot (collectively, the “Other Members”) will acquire (either individually or through various trusts) those Membership Interests of the Company as reflected on Exhibit A hereto;

WHEREAS, to give effect to the foregoing, the Parties desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and the representations, warranties and covenants contained in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE 1
THE TRANSACTION

1.1           Purchase of Purchased Interest.  At the Closing, pursuant to the terms and conditions of this Agreement, Buyer shall purchase from the Company, and the Company shall sell and transfer to Buyer, seventy (70) Units, which shall represent seventy percent (70%) of the Company’s Membership Interests (the “Purchased Interest”), for the consideration specified below in this Article 1.

1.2           Payment of the Purchase Price.  The aggregate purchase price (the “Purchase Price”) to be paid for the Purchased Interest will be equal to the sum of the Initial Payment Amount and, if and when earned and subject to Section 7.4(b), the Second Payment Amount, which shall be determined and paid as follows:

(a)           At the Closing, Buyer shall pay to the Company an initial aggregate purchase price amount of $2,000,000 (the “Initial Payment Amount”) in accordance with Section 1.3.   Upon payment of the Initial Payment Amount, the Company shall deliver to Buyer a certificate reflecting the Purchased Interest.  Immediately following such payment and delivery, the Units and Membership Interest in the Company of Buyer, Ernst and the Other Members shall be as set forth on Exhibit A.

(b)           If the Company successfully achieves the goals and metrics to be agreed upon by the Parties prior to Closing (the “Triggering Metrics”) for the twelve (12) months ending April 30, 2010 (as determined by the Parties within (30) days thereafter), within thirty (30) days after such determination, Buyer shall pay the Company an additional aggregate purchase price amount, in cash, of $2,000,000 (the “Second Payment Amount”), subject to Buyer’s rights under Section 7.4(b).  Any dispute regarding the Company’s achievement of the Triggering Metrics shall be resolved in accordance with procedures set forth on Exhibit B.

1.3           Manner of Payment.  The Initial Payment Amount and, if and when payable, the Second Payment Amount shall be paid by Buyer to the Company, by wire transfer of immediately available funds to an account specified by the Company, subject in the case of the Second Payment to Buyer’s rights under Section 7.4(b).

1.4           Use of Proceeds.  The Company will use the proceeds from the sale of the Purchased Interest for working capital.

1.5           The Closing.  The closing of the purchase and sale of the Purchased Interest (the “Closing”) shall take place at the office of Bryan Cave LLP, 3500 One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105 at 10:00 a.m. on April 30, 2009, subject however, to the satisfaction or waiver of all conditions set forth in Article 5, or such other date as the Parties may mutually determine, but in no event later than May 31, 2009 (the “Closing Date”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND ERNST

The Company and Ernst hereby represent and warrant to Buyer as follows:

2.1           Organization, Qualification and Power.  The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the Company’s Business or the ownership or leasing of its properties requires such qualification.  The Company has all requisite power and authority to own, lease and operate its properties and carry on its Business as now conducted and proposed to be conducted.  The Company is not in default under or in violation of any provision of its certificate of formation or operating agreement or any resolution adopted by the member of the Company.

2.2           Capitalization.

(a)           Ernst is the sole member of the Company.  Upon consummation of the Closing, the name of each holder of Units in the Company and the number of Units owned by each such holder shall be as set forth on  Exhibit A.  Upon consummation of the Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Company’s Units, except pursuant to the terms of the Amended Operating Agreement or Section 4.4 of this Agreement.  Upon consummation of the Closing, all of the outstanding Units of the Company shall be validly issued, fully paid and nonassessable.

(b)           There are no statutory or, except as set forth in the Amended Operating Agreement or Section 4.4 of this Agreement, contractual equity holders’ preemptive rights or rights of refusal with respect to the issuance of the Purchased Interest hereunder.  The Company has not violated and will not knowingly violate any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Units, and, assuming the truth and accuracy of Buyer’s representations and warranties set forth in Section 3.5 of this Agreement, there is an exemption available to the Company from the registration requirements of the Securities Act and any applicable state securities laws in connection with the offer, sale and issuance of the Purchased Interest.  There are no agreements between the holders of the Company’s Units with respect to the voting or transfer of the Company’s Units or with respect to any other aspect of the Company’s affairs, except for the Amended Operating Agreement.

2.3           Ownership.  As of the Effective Date, all of the issued and outstanding Units and Membership Interests of the Company that are held of record by Ernst are owned beneficially by Ernst free and clear of any Taxes or Liens, other than rights and obligations under the Amended Operating Agreement and this Agreement.

2.4           Subsidiaries.  The Company does not own any equity interest in, or otherwise have any investment in, any entity, joint venture or association.

2.5           Authority and Enforceability.  The Company and Ernst have full capacity to execute, deliver and perform its or his obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary limited liability company action.  This Agreement has been duly executed and delivered by the Company and Ernst and constitutes the valid and legally binding obligation of the Company and Ernst, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

2.6           Noncontravention.  Except as provided on Schedule 2.6, neither the Company nor Ernst is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or Person in order to execute and deliver this Agreement or to perform its or his obligations hereunder.  Neither the execution and delivery of this Agreement by the Company or Ernst nor the consummation of the transactions contemplated by this Agreement will: (a) violate any Law to which the Company or Ernst is subject; (b) violate any provision of the certificate of formation or operating agreement or other constituent documents of the Company; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, license, permit, authorization, instrument or other arrangement to which the Company or Ernst is a party or by which the Company or Ernst is bound.

2.7           Financial Statements.  The books of account and related records of the Company correctly, accurately and completely reflect, in all material respects, all of the assets and Liabilities of the Company on a consolidated basis, except for such additional assets and Liabilities as are disclosed in Schedule 2.7.  Attached as Schedule 2.7 are the unaudited balance sheet and unaudited statement of income of the Company as of and for the fiscal year ended December 31, 2008 and the unaudited balance sheet and statement of income of the Company as of and for the periods ended April 26, 2009 and April 25, 2009, respectively (each a “Financial Statement” and collectively the “Financial Statements”).  Each Financial Statement: (a) has been prepared based on, and in accordance with, the books of account and related records of the Company, and (b) correctly, accurately and completely presents, in all material respects, the financial condition, financial position, results of operations, assets and Liabilities of the Company for the periods covered.

2.8           Absence of Changes.  Except as disclosed on Schedule 2.8, the Company has not made any distributions or other payments to Ernst in respect of his Units and Membership Interests and has not made any other payments to Ernst or any Affiliate of Ernst other than in the ordinary course of business consistent with past practice.  Since the Company’s inception, there has been no event or occurrence which has caused or could reasonably be expected to cause a Material Adverse Effect.  Since the Company’s inception, except as disclosed in the Company’s Financial Statements or in Schedule 2.8, there has not been:

(a)           any sale, lease, transfer, assignment or other disposition by the Company of any of its assets or properties other than for fair consideration in the ordinary course of business consistent with past practice, or any disposition or loss of use by the Company of any Intellectual Property;

(b)           any agreement, lease, license or other arrangement (or series of related agreements, leases, licenses or other arrangements) entered into by the Company other than in the ordinary course of business consistent with past practice;

(c)           any acceleration, termination, modification or cancellation by any Person (including the Company) of any agreement, lease, license or other arrangement to which the Company is a party;

(d)           any note, bond or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed or guaranteed by the Company;

(e)           any cancellation, compromise, waiver or release of any right or claim by the Company;

(f)            any payment of bonus compensation to any of the members, officers or employees of the Company;

(g)           any change by the Company in its accounting methods, principles or practices;

(h)           any tax election by the Company outside the ordinary course of business or inconsistent with past practice; or

(i)            any occurrence, event, incident, action, and failure to take action or transaction involving the Company that has had or is reasonably likely to have a Material Adverse Effect.

2.9           Undisclosed Liabilities. Except as set forth on Schedule 2.9, the Company does not have any material Liability, except for: (a) Liabilities set forth in the April 26, 2009 balance sheet included in the Financial Statements; and (b) Liabilities incurred since April 25, 2009 in the ordinary course of business consistent in nature with those reflected in the Financial Statements.

2.10         Claims.  There are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the Knowledge of the Company, threatened against or affecting the Company and, to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.  There are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the Knowledge of the Company, threatened against or affecting the Company that would be reasonably likely to affect the Company or any aspect of the Business, and, to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.

2.11         Legal Compliance.  Except as disclosed on Schedule 2.11, in all material respects: (a) the Company has complied and is currently in compliance with each applicable Law; and (b) the Company has obtained all franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights required to conduct the Business or maintain its assets, and such franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights are current and have not been revoked, suspended, canceled or terminated, nor has notice been given of any threatened revocation, suspension, cancellation, termination or non-renewal.

2.12         Title to Assets.  The Company has good and marketable title to the assets identified in the Financial Statements (except those sold to third parties in the ordinary course of business) free and clear of all Liens.  The Company has a valid leasehold interest in, or license or other contractual right to use, all other assets used by the Company in the conduct of the Business.

2.13         Real Property.  The Company does not currently own, and has never owned, any real property.  Schedule 2.13 lists each lease of real property to which the Company is a party or by which it is bound.  Correct and complete copies of such leases, as amended to date, have been provided to Buyer.  Each such lease is valid, binding, enforceable and in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party, is in default of any material obligation under any such lease.

2.14         Intellectual Property.  The Company owns all right, title and interest in and to (free and clear of all Liens), or has the right to use pursuant to a valid and enforceable license, sublicense, agreement or permission, all Intellectual Property used in or necessary to the operation of the Business.  Schedule 2.14 contains a complete and accurate list of all Intellectual Property owned or licensed by the Company, other than off-the-shelf software licenses.  The Company has not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person known to the Company, Ernst or the Other Members, and the Company has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation.  To the Knowledge of the Company, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Intellectual Property rights of the Company.

2.15         Contracts.

(a)           The Company is not a party to or bound by any agreement that purports to restrict the freedom of the Company or Ernst to engage in any line of business or to compete with any person.

(b)           The Company has delivered to Buyer a correct and complete copy of each written Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Material Contract.  With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable by the Company and in full force and effect; (ii) to the Knowledge of the Company, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Material Contract; and (iii) to the Knowledge of the Company, no Person has repudiated any provision of the Material Contract. As used herein, the term “Material Contract” means:

(i)            any agreement (or group of related agreements) for the purchase, sale, lease or license of goods or services that is reasonably likely to involve payments to or by the Company in excess of $5,000.00;

(ii)            any agreement concerning a partnership, joint venture or other business arrangement with any Person;

(iii)           any agreement (or group of related agreements) under which (A) any indebtedness for borrowed money or capitalized lease obligation has been created, incurred, assumed or guaranteed, or (B) any Lien has been granted or imposed on any assets or properties of the Company;

(iv)           any license, sublicense, agreement or permission pursuant to which an item of Intellectual Property is used;

(v)           any agreement under which a default (whether by the Company or any third party) would reasonably be expected to have a Material Adverse Effect; or

(vi)           any agreement for the provision of goods or services by the Company outside the ordinary course of business.

2.16         Employment and Consulting Matters.

(a)           The Company does not currently have, and has never had, any employees.  Set forth on Schedule 2.16(a) is a complete and accurate list of the following information for each consultant of the Company: name, job title, date of engagement, current compensation paid or payable and any change in compensation during the last 12 months.

(b)           Except as disclosed on Schedule 2.16(a), the Company is not a party to or bound by any agreement with any person relating to employment or consulting services, including but not limited to any agreement specifying a length of employment or consulting services, base or bonus compensation, severance benefits, or other employment or consulting terms.

(c)           The execution, delivery and performance of this Agreement will not trigger any severance, bonus or other payment obligations to any consultant of the Company under any contract or otherwise.

(d)           Except as disclosed on Schedule 2.16(d), the Company has complied with all Laws relating to employment.

2.17         Employee Benefits.

(a)           The Company does not currently have, and has never had, a retirement, pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement, health, welfare, fringe benefit, or other plan, contract, commitment or arrangement for the benefit of the current or former directors, officers or consultants of the Company, or any of their respective dependents, survivors or beneficiaries, that is sponsored, maintained or contributed to by the Company, or with respect to which the Company could incur Liability under ERISA or the Code.

2.18         Insurance.

(a)           The Company has delivered to Buyer accurate and complete copies of all policies of insurance, including insurance providing benefits for employees (and correspondence relating to coverage thereunder), providing coverage to the Company.  All policies of insurance that provide coverage to the Company: (i) are valid, outstanding and enforceable, and no party thereto is in default, breach or violation of any obligations or conditions thereunder; (ii) are issued by an insurer that is financially sound; and (iii) taken together, provide insurance coverage in scope and amount customary and reasonable for the Business.

(b)           The Company has not received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or non-renewal any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

2.19          Taxes.

(a)           Except as set forth on Schedule 2.19, the Company has: (i) timely and duly filed all Tax returns that the Company is required to file (the “Tax Returns”), each of which was accurate and complete in all material respects; (ii) timely paid all Taxes that have become due and payable, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining reserves or accruals in its Financial Statements in an amount equal to the Taxes being contested; (iii) withheld or collected all Taxes that the Company was required to withhold or collect, and to the extent required, paid such Taxes to the proper Governmental Authority; and (iv) maintained accruals and reserves in its Financial Statements which are in all respects adequate to cover all Liabilities of the Company for Taxes.

(b)           To the Knowledge of the Company, no claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(c)           No extension of time has been requested or granted with respect to the filing of any Tax Returns.  No Tax Return has ever been audited by any Governmental Authority and there are no pending or, to the Knowledge of the Company, threatened, actions, suits, proceedings, disputes, investigations, audits, charges, claims or demands of any kind relating to Taxes or any Tax Returns of the Company.  The Company has not granted or been requested to grant any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(d)           There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes to which the Company is a party of by which it is bound.

2.20          Related Party Transactions.  Except as set forth on Schedule 2.20, neither Ernst nor any employee, director, officer, or other representative of the Company, nor any family member of any of the foregoing, nor any entity in which any of the foregoing has a financial interest (other than passive investments in publicly traded securities): (a) is a party to any agreement or other form of transaction or arrangement with the Company (other than the Company’s operating agreement, and other than consulting arrangements that are otherwise disclosed under this Agreement), including, but not limited to, any loan or any lease or license of any property or assets; (b) has an interest in any property or assets used by or in connection with any aspect of the Business; or (c) is engaged in competition with the Company with respect to any of the products or services of the Company in any market.

2.21          Brokers.  No finder, broker, agent, or other intermediary acting on behalf of the Company or Ernst is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.22          Restrictions on Ernst.  Neither the Company’s current or proposed operation of the Business nor Ernst’s involvement in the same (if any, after Closing) violates any contract to which Ernst is a party including, without limitation, that certain Separation and Release Agreement dated December 28, 2007 by and between HRB Management, Inc. and Ernst, as the same may be amended, and as of the Effective Date the Company does not provide, and the Business does not consist of, tax preparation, accounting or small business services.

2.23          IRS Divestiture.  Ernst’s transfer of his Membership Interest to the Ernst Trust complies with all requirements imposed upon him by his current employer, the Internal Revenue Service, including, without limitation, the Government Ethics Programs contained in Part 39 of the Internal Revenue Manual.

2.24          Full Disclosure.  No representation, warranty, covenant or agreement made by the Company or Ernst in this Agreement or in the exhibits or schedules hereto contains any false or misleading statement of a material fact, or omits any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company:

3.1            Organization and Good Standing.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland.

3.2            Authority and Enforceability.  Buyer has full power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.  Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

3.3            Noncontravention.  Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will: (a) violate any Law to which Buyer is subject; (b) violate any provision of the certificate of incorporation or bylaws of Buyer or any resolution adopted by the board of directors or shareholders of Buyer; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, license, permit, authorization, instrument or other arrangement to which Buyer is a party or by which Buyer is bound or to which its assets are subject (or result in the imposition of any Lien upon any of its assets).

3.4            Brokers.  No finder, broker, agent, or other intermediary acting on behalf of Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.5            Investment; Securities Laws.

(a)           Buyer represents that Buyer is acquiring the Purchased Interest for its own account, not as nominee or agent for any other Person and not with a view to the resale or distribution of any part thereof within the meaning of the Securities Act or any applicable blue sky or state securities law, and Buyer has no present intention of selling or granting any participation in or otherwise distributing all or a portion of the same, except as expressly provided in the Amended Operating Agreement.

(b)           Buyer represents that it understands that the Purchased Interest has not been and will not be registered under the Securities Act or under any applicable blue sky or state securities laws, and that the Purchased Interest must be held indefinitely unless the Purchased Interest is subsequently registered under the Securities Act and all applicable blue sky or state securities laws or an exemption from such registration is available.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1           Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the Effective Date and the Closing:

(a)            Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 5 below).

(b)           The Company will give any notices to third parties, and the Company will use its commercially reasonable efforts to obtain any third party consents, that Buyer may request.  The Company will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of any Governmental Authority in connection with the matters referred to in Section 2.6 above.

(c)            Except for the transactions contemplated by this Agreement, the Company will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business as it relates to the Business.  Without limiting the generality of the foregoing, the Company will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity securities or redeem, purchase, or otherwise acquire any of its equity securities, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.8 above.

(d)           The Company will keep the Business and its properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)           The Company will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company and the Business.

(f)            During all periods prior to the Closing, the Company or Ernst shall promptly notify Buyer with respect to any matter, event or circumstance (i) arising on or before the Effective Date which was known by the Company or Ernst and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of the Company or Ernst set forth herein, (ii) arising on or before the Effective Date which was not known by the Company or Ernst and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of the Company and Ernst set forth herein, (iii) arising after the Effective Date that, if existing at, or occurring on the Effective Date, the Closing Date or any date in between the Effective Date and the Closing Date, would constitute a breach, violation or inaccuracy of any representation or warranty of the Company and Ernst set forth herein, or (iv) relating to a breach or violation of any covenant, agreement or obligation of the Company set forth herein.  No notification of a matter, event or circumstance set forth in clause (i) or (iv) shall be deemed to cure any breach, violation or inaccuracy of any representation or warranty or a breach or violation of any covenant, agreement or obligation, nor limit or alter any of the representations, warranties, covenants, agreements or obligations of the Company or Ernst set forth in this Agreement nor any rights or remedies Buyer may have with respect thereto for purposes of Section 7.1(a) of this Agreement.  Upon notification of a matter, event or circumstance specified in clause (ii) or (iii) above, the Company and Ernst may update and supplement the Schedules with respect to such matter, event or circumstance by written notice to Buyer.  If requested by Buyer, the Company and Ernst shall discuss with Buyer any such update or supplement to the Schedules made by the Company if, absent such change, such matter, event or circumstance would result in a condition precedent set forth in Sections 5.1(a) or 5.1(e) hereof to remain unsatisfied (a “Material Disclosure Schedule Change”).  If the Parties cannot resolve any differences regarding a Material Disclosure Schedule Change, then Buyer shall either (x) close the transactions contemplated hereby (in which case the representations and warranties contained herein shall be deemed to have been updated by the Company’s or Ernst’s disclosure of such matters, events and circumstances but only to the extent resulting from matters, events or circumstances arising under (ii) or (iii) above) or (y) terminate this Agreement without liability to Buyer, said election to be exercised no later than twenty (20) days following the date on which Buyer receives notice of such Material Disclosure Schedule Change.

(g)           The Company and Ernst will not, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Membership Interests or Units, or any portion of the assets, of the Company or (ii) participate in any discussions or negotiations regarding, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

4.2           Intellectual Property Transfers.  As of the Closing, Ernst shall irrevocably sell, grant, convey, assign and deliver unto the Company, its successors and assigns, all of his right, title and interest (if any), throughout the world, in and to the Inventions, all prior and derivative works relating to the Inventions, all actions and causes of action relating to the Inventions, and all profits, damages, penalties and other recoveries related to any of the foregoing.  As used herein, the term “Inventions” means any and all inventions, technological innovations, modifications, discoveries, designs, developments, improvements, processes, programs, formulas, data, techniques, methods, know-how, ideas, creations, secrets and any other intellectual property rights whatsoever including any and all interests (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) and improvements to all such properties that Ernst (either alone or with others) possessed and/or has made, conceived, discovered, created, developed, invented, produced, or reduced to practice or possession that (i) in case of any of the foregoing, relate to or are used or to be used in connection with the Business or any of the products or services being developed, provided or sold (or to be developed, provided or sold) by the Company and (ii) was made, conceived, discovered, created, developed, invented, produced, or reduced to practice or possession  after December 31, 2007, in the case of inventions by Ernst, and after January 31, 2008, in the case of any co-inventors who are also Other Members.  Ernst covenants that, when requested following the Closing, he will, without charge to the Company, its successors and assigns, but without out-of-pocket expense to him, execute all documents and take all such further actions as may be reasonably necessary, desirable or convenient to enable the Company and its successors and assigns to obtain, maintain and enforce, in any and all countries, its intellectual property rights and interests in the matters herein assigned to the Company.

4.3           Further Assurances.  In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 5).

4.4           Redemption Option.  If Buyer breaches Section 1.2(b) by failing to pay the Second Payment Amount when owed, the Company shall have the option to redeem for $1.00 that number of Units held by Buyer such that following the redemption, Buyer’s Membership Interest in the Company shall equal thirty-five percent (35%) (the “Redemption Option”).  The Redemption Option may be exercised by delivery of notice to Buyer in accordance with this Agreement.  Notwithstanding anything to the contrary contained in this Agreement (including without limitation the provisions in Article 7), the Redemption Option shall be the Company’s and Ernst’s sole and exclusive remedy for a breach of Section 1.2(b) by Buyer, and Buyer shall under no circumstances be liable to the Company or Ernst for any indirect, special, consequential or incidental damages or any lost profits or income related to a breach of Section 1.2(b).

4.5           Additional Agreements.  Simultaneously with the execution of this Agreement, Company and Ernst shall deliver to Buyer a fully executed confidentiality, noncompetition and nonsolicitation agreement between Ernst and the Company (the “Noncompete Agreement”) and that certain membership interest pledge agreement (the “Pledge Agreement”) executed by Ernst in favor of Buyer.

ARTICLE 5
CONDITIONS TO OBLIGATION TO CLOSE

5.1           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Article 2 above shall be true and correct in all material respects at and as of the Closing Date;

(b)           the Company and Ernst shall have performed and complied with all of its or his covenants hereunder through the Closing;

(c)           the Company shall have procured all of the third party consents required to consummate the transactions contemplated in this Agreement;

(d)           no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own the Purchased Interest;

(e)           since the Effective Date there shall have been no Material Adverse Effect on the Company;

(f)           the Company and Ernst shall have delivered or caused to be delivered to Buyer (or tendered subject only to Closing) the following documents:

(i)            a certificate representing the Purchased Interest;

(ii)           an Officer’s Certificate of the Company, dated as of the Closing Date, stating that (A) the conditions specified in Section 5.1(a)-(e) are satisfied in all respects and (B) the Noncompete Agreement and Pledge Agreement are in full force and effect and have not been altered, modified, amended, terminated or repudiated by any party thereto;

(iii)           a Secretary’s Certificate from the Company certifying the names and signatures of the officers of the Company authorized to sign each of the Investment Documents to which the Company is a party;

(iv)          certified copies of the resolutions duly adopted by the sole member of the Company authorizing the execution, deliver and performance of each of the Investment Documents to which it is a party, the issuance and sale of the Purchased Interest and the consummation of all other transactions contemplated by the Investment Documents;

(v)           certified copies of the Company’s certificate of organization;

(vi)           certificates of good standing, dated not more than ten (10) days prior to the Closing Date, of the Company issued by its jurisdiction of organization and from each jurisdiction in which the Company is qualified to do business;

(vii)          a certificate from the trustee(s) of the Ernst Trust that its Units and Membership Interest are free and clear of all Liens;

(viii)        copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions under the Investment Documents (including all blue sky law filings and waivers of all preemptive rights, rights of first refusal and all other similar rights);

(ix)           fully executed employment agreements between the Company and each of the Other Members (the “Employment Agreements”) on terms satisfactory to Buyer;

(x)           an executed opinion of Company’s counsel dated the Closing Date satisfactory to Buyer and its counsel;

(xi)           a certificate reflecting the Ernst Trust’s ownership of its Units and Membership Interest in order to perfect the security interest granted by Section 7.2 and the Pledge Agreement, together with an assignment separate from the certificate executed in blank by the Ernst Trust;

(xii)           an invoice dated as of the Closing Date from Sonnenschein Nath & Rosenthal LLP reflecting all fees and expenses charged to the Company and/or Ernst in connection with the negotiation and documentation of the transactions contemplated by this Agreement;

(xiii)         evidence satisfactory to Buyer that the Other Members have waived their rights to any consulting payments from the Company for April 2009; and

(xiv)         such other documents related to the transactions contemplated by the Investment Documents as Buyer and its counsel may reasonably request;

(g)           neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer to suffer any Adverse Consequences under any applicable Law;

(h)           Buyer shall be satisfied in its sole discretion with the result of its due diligence review of the Company, its Business, operations, prospects and assets;

(i)            Buyer’s board of directors shall have authorized the execution, delivery and performance of each of the Investment Documents to which Buyer is a party and the consummation of all other transactions contemplated by the Investment Documents; and

(j)            all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer in its sole discretion, and in full force and effect.

Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to the Closing.

5.2           Conditions to Obligation of the Company.  The obligation of the Company and Ernst to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

(b)           Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)           no action, suit, or proceeding shall be pending or threatened before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)           Buyer shall have delivered or caused to be delivered to the Company (or tendered subject only to Closing) the following documents:

(i)           the Initial Payment Amount; and

(ii)           an Officer’s Certificate of Buyer, dated as of the Closing Date, stating that the conditions specified in Section 5.2(a)-(c) are satisfied in all respects;

(e)           all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company and Ernst in its or his sole discretion, and in full force and effect.

The Company and Ernst may waive any condition specified in this Section 5.2 if it or he executes a writing so stating at or prior to the Closing.

5.3           Conditions to the Parties’ Obligation to Close.  The obligation of the Company and Ernst, on the one hand, and Buyer, on the other hand, to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:

(a)            Buyer, the Company, the Ernst Trust and the Other Members shall have executed the amended and restated operating agreement of the Company (the “Amended Operating Agreement”) on terms satisfactory to each of them in their sole discretion;

(b)           Buyer, Ernst and the Ernst Trust shall have executed an acknowledgement and consent (the “Acknowledgement and Consent”) in connection with the Pledge Agreement on terms satisfactory to each of them in their sole discretion;

(c)           Buyer and the Company shall have executed an administrative services agreement (the “Administrative Services Agreement”) on terms satisfactory to each of them in their sole discretion; and

(d)           Buyer and the Company shall have executed a letter agreement regarding the issuance of certain patents (the “Patent Letter Agreement”) on terms satisfactory to each of them in their sole discretion.

(e)           The Parties shall have agreed upon the Triggering Metrics.

ARTICLE 6
TERMINATION

6.1           Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)           Buyer, the Company and Ernst may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Buyer may terminate this Agreement by giving written notice to the Company and Ernst at any time prior to the Closing (i) in the event the Company or Ernst has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2009, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)           the Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2009, by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from the Company itself or Ernst breaching any representation, warranty, or covenant contained in this Agreement).

6.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 6.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach), and each Party shall be responsible for its or his costs, fees and expenses in connection with this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1           Indemnification Obligations.

(a)           The Company and Ernst shall jointly and severally indemnify Buyer and hold Buyer harmless from and against any and all Adverse Consequences arising out of or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Company or Ernst in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by the Company or Ernst to Buyer in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing: (i) Buyer shall not be entitled to indemnification under this Section (other than with respect to a breach of any covenant or agreement contained herein) unless the aggregate monetary amount of all Adverse Consequences for which Buyer would, in the absence of this sentence, be entitled to receive indemnification under this Section exceeds an amount equal to $10,000 (the “Threshold”), and then Buyer shall be entitled to indemnification for only such amounts that, in the aggregate, exceed the Threshold; and (ii) the aggregate indemnification obligations of the Company and Ernst collectively under this Article 7 (other than with respect to a breach of any covenant or agreement contained herein) shall not exceed $1,000,000.

(b)           Except as otherwise provided in Section 4.4, Buyer shall indemnify the Company and hold the Company harmless from and against any and all Adverse Consequences arising out of or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by Buyer to the Company or Ernst in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing: (i) the Company shall not be entitled to indemnification under this Section (other than with respect to a breach of any covenant or agreement contained herein) unless the aggregate monetary amount of all Adverse Consequences for which the Company would, in the absence of this sentence, be entitled to receive indemnification under this Section exceeds the Threshold, and then the Company shall be entitled to indemnification for only such amounts that, in the aggregate, exceed the Threshold; and (ii) the aggregate indemnification obligations of Buyer under this Article 7 (other than with respect to a breach of any covenant or agreement contained herein) shall not exceed $1,000,000.

7.2           Security Interest.  Ernst hereby pledges and grants to Buyer a first priority perfected security interest in the Units and Membership Interests owned by Ernst and all distributions thereon and proceeds thereof, to secure the obligations of Ernst hereunder.  Ernst agrees to deliver possession of any certificates reflecting ownership of the Units and Membership Interests to Buyer at Closing.  Without limiting any other rights, in the event that Ernst fails to pay to Buyer, when due, the amount of any Claim hereunder that Ernst is obligated to pay to Buyer, the Company hereby agrees to pay to Buyer any and all distributions that otherwise would be made with respect to such Units and Membership Interests to Ernst, and to otherwise comply with written instructions of Buyer without further consent of any Person, until such liability to Buyer is satisfied in full.  Ernst and the Company shall take such actions and deliver such further instruments and documents as Buyer may from time to time request to perfect and otherwise give effect to the security interest granted hereby.

7.3           Indemnification Procedures.

(a)           All representations and warranties contained in this Agreement or any statement, certificate, instrument or other document or item delivered or to be delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

(b)           A Party seeking indemnification pursuant to this Article 7 (an “Indemnified Party”) shall give notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Article 7 (a “Claim”), but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby).

(c)           An Indemnifying Party will have the right to defend the Indemnified Party against any third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party, in writing, that the Indemnifying Party will defend the Indemnified Party against the Claim, (ii) the Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iii) the Indemnifying Party confirms in writing that such Claim is subject to indemnification by the Indemnifying Party hereunder, and provides to the Indemnified Party reasonable assurances that the Indemnifying Party has the financial ability to satisfy the Claim, and (iv) the Indemnifying Party conducts the defense of the Claim in a diligent manner.

(d)           So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 7.3(c): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld or delayed unreasonably).

(e)            In the event any of the conditions set forth in Section 7.3(c) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from or arising out of the Claim.

(f)            For purposes of this Article 7, including the determination of Claims by any Indemnified Party, any and all references to a “Material Adverse Effect” or “material” limitations or limitations as to “Knowledge”, while being taken into account for purposes of determining whether a Claim for Adverse Consequences exists, shall be disregarded for purposes of calculating the amount of said Claim.  For purposes of calculating the monetary amount of Adverse Consequences for which any Claim may be made, a credit will be given to the extent of any insurance recovery, recovery from any other party alleged to be responsible therefor, or Tax benefit received by the Indemnified Party, in respect of such Adverse Consequences.  Each Indemnified Party shall use its best efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility and to realize any Tax benefit with respect to any Adverse Consequences.  If the amount to be netted hereunder from any payment required under Sections 7.1(a) or 7.1(b) is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

(g)           Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate the monetary amount of any Adverse Consequences for which it is entitled to seek indemnification hereunder, and an indemnifying party shall not be required to make any payment to an Indemnified Party in respect of such Adverse Consequences to the extent that such payment would have been avoided had such Indemnified Party not failed to comply with the foregoing obligation.

(h)           The indemnities provided for in Sections 7.1(a) and 7.1(b) hereof shall be the exclusive remedies of the parties to this Agreement and their respective officers, directors, employees, Affiliates, agents, consultants, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, that the limitations of this Section shall not apply in the case of fraud or to any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in Article 4 of this Agreement; provided, further, that nothing herein shall limit the rights of any party to seek specific performance or injunctive or other non-monetary equitable relief.

(i)            Any liability for indemnification under this Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(j)            Upon making any indemnification payment pursuant to this Article 7, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any unaffiliated third party in respect of the Adverse Consequences to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its Adverse Consequences, any and all claims of the Indemnifying Party against any such unaffiliated third party on account of said payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(k)           Notwithstanding anything herein to the contrary, the representations and warranties under this Agreement shall survive until the date that is eighteen (18) months following the date of this Agreement, and no action or claim for Adverse Consequences resulting from any misrepresentation or breach of warranty shall be brought or made thereafter; provided, however, that (i) any of the representations and warranties contained in Sections 2.2, 2.3, 2.5, 2.22, 2.23, 3.1, 3.2 and 3.4 shall survive indefinitely and the representations and warranties contained in Section 2.19 shall survive for the applicable statute of limitations; and (ii) any claims which has been properly asserted pursuant to Section 7.1 prior to the expiration of the survival period, shall survive until such claim is finally resolved and satisfied.  The covenants contained in this Agreement shall survive the Closing indefinitely.

7.4           Determination and Payment of Claims.

(a)           After the giving of any Claim Notice pursuant hereto, the amount of any Claim for which an Indemnified Party shall be entitled to indemnification under this Article 7 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree.  All amounts due to the Indemnified Party as so finally determined shall be paid within five (5) days after such final determination.

(b)           All payments made by the Company to any Indemnified Party pursuant to Section 7.1(b) shall be treated as an adjustment to the Purchase Price.  The aggregate amount of any and all Claims payable to Buyer may be recouped and set-off by Buyer against the Second Payment Amount hereunder, without limiting any other rights or remedies of Buyer.  In the event that the amount of any Claim made by Buyer prior to the date on which the Second Payment Amount would otherwise be due and payable remains unresolved on such date, Buyer shall be entitled to withhold from the Second Payment Amount an amount equal to the aggregate amount of all such unresolved Claims, and to recoup and set-off against such withheld amounts the full amount of such Claims as finally determined pursuant to Section 7.4(a), without interest.  In the event that the aggregate amount of all such Claims are finally determined pursuant to Section 7.4(a) to be less than the amount of the Second Payment Amount so withheld by Buyer, Buyer shall pay the difference to the Company within five (5) Business Days after such final determination.

ARTICLE 8
MISCELLANEOUS

8.1           Publicity.  From the date of this Agreement, neither Buyer, on the one hand, nor the Company or Ernst, on the other hand, shall, without the written approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law, in which case such Party shall allow the other Parties reasonable time to comment on such release or announcement and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law or any rules and regulations of the Securities and Exchange Commission.

8.2           Expenses.  Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants; provided, however, such fees and expenses payable by the Company shall not exceed $42,000 and any legal fees due and payable by the Company or Ernst in connection with the transactions contemplated by this Agreement in excess of such amount shall be paid personally by Ernst.

8.3           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when delivered by a nationally recognized overnight courier service, prepaid, or (d) when received by facsimile transmission, if confirmed by the other means described in clauses (a), (b), or (c), and shall be addressed as follows:

If to the Company, to:

Advent Financial Services, LLC
1111 Main Street, Suite 400
Kansas City, Missouri 64105
Attention: Bernard  M. Wilson
Facsimile:  816.569.1843

If to Ernst, to:

Mark A. Ernst
444 8th Street NW, Apartment 813
Washington, DC 20004
Facsimile:  859.201.6047

with a copy to:

Sonnenschein Nath & Rosenthal LLP
4520 Main Street, Suite 1100
Kansas City, Missouri 64111
Attention:  James A. Heeter
Facsimile:  816.531.7545

If to Buyer, to:

NovaStar Financial, Inc.
2114 Central, Suite 600
Kansas City, Missouri 64108
Attention: W. Lance Anderson
Facsimile:  913.748.8901

with a copy to:

Bryan Cave LLP
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Attention: Gregory G. Johnson
Facsimile:  816.855.3227

8.4           Entire Agreement.  This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the Parties, and supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter of this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

8.5           Limitation on Third Party Benefit.  Except as otherwise expressly provided in this Agreement with respect to Affiliates of a Party, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties hereto any right, remedy or claim under or by reason of this Agreement.

8.6           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.7           Succession and Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their representatives, successors and permitted assigns.  None of the Parties may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that (a) Buyer may assign any or all of its rights and interests under this Agreement to NovaStar Financial, Inc. or one of its wholly-owned subsidiaries and (b) Ernst may assign any or all of his rights and interests under this Agreement the Ernst Trust, provided that in each of (a) and (b) above no such assignment shall relieve Buyer or Ernst, as the case may be, from any obligations or liabilities under this Agreement.

8.8           Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Missouri.  Each Party hereby consents to the exclusive jurisdiction of the federal and state courts of the State of Missouri for purposes of any action that may be brought to enforce any provision of this Agreement.  To the extent permitted by applicable Law, the Parties hereby waive the right to trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or the other Investment Documents.

8.9           Counterparts; Exchange by Electronic Transmission.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  The Parties may execute this Agreement and all other agreements, and other documents contemplated by this Agreement and exchange counterparts of such documents by means of facsimile transmission or electronic mail and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.

8.10           Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that any other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any other state thereof having jurisdiction over the parties in the matter, in addition to any other remedy (including monetary damages) to which it may be entitled, at law or in equity.

8.11           Rules of Construction.  All references to any Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires. “Including” means “including without limitation” and does not limit the preceding words or terms.  The word “or” is used in the inclusive sense of “and/or”.  The singular shall include the plural and vice versa.  Each word of gender shall include each other word of gender as the context may require.  References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated.  The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement.  The Parties have each participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 9
DEFINITIONS

9.1           Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

(a)           “Acknowledgement and Consent” has the meaning specified in Section 5.3(b).

(b)           “Administrative Services Agreement” has the meaning specified in Section 5.3(c).

(c)           “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, claims, injunctions, judgments, orders, decrees, damages, losses, penalties, costs, amounts paid in settlement and fees, including court costs and reasonable attorneys’ fees and expenses.

(d)           “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person or related by blood, marriage or adoption to such Person.

(e)           “Amended Operating Agreement” has the meaning specified in Section 5.3(a).

(f)            “Business” has the meaning specified in the recitals to this Agreement.

(g)           “Buyer” has the meaning specified in the initial paragraph of this Agreement.

(h)           “Claim” has the meaning specified in Section 7.3(b).

(i)            “Closing” has the meaning specified in Section 1.5.

(j)            “Closing Date” has the meaning specified in Section 1.5.

(k)           “Code” means the Internal Revenue Code of 1986, as amended.

(l)            “Company” has the meaning specified in the initial paragraph of this Agreement.

(m)           “Effective Date” has the meaning specified in the initial paragraph of this Agreement.

(n)           “Employment Agreements” has the meaning specified in Section 5.1(f).

(o)           “ERISA” means the employee Retirement Income Security Act of 1974, as amended.

(p)           “Ernst” has the meaning specified in the initial paragraph of this Agreement.

(q)           “Ernst Trust” has the meaning specified in the in the recitals to this Agreement.

(r)            “Financial Statements” or “Financial Statement” has the meaning specified in Section 2.7.

(s)           “Governmental Authority” means any U.S. federal, state, local or foreign court or governmental or regulatory agency or authority.

(t)            “Indemnified Party” has the meaning specified in Section 7.3(b).

(u)           “Indemnifying Party” has the meaning specified in Section 7.3(b).

(v)           “Initial Payment Amount” has the meaning specified in Section 1.2(a).

(w)          “Intellectual Property” means, with regard to a Person, all intellectual property of that Person including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, and statutory invention registrations; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications and registrations and renewals in connection therewith; (iii) all copyrightable works of authorship, all copyright protection therein and all applications, registrations and renewals in connection therewith; (iv) all rights in internet web sites and internet domain names; (v) all mask works and all applications, registrations and renewals in connection therewith; (vi) all confidential or proprietary information, including research and development, know how, trade secrets, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (vii) all rights in telephone numbers; (viii) all other property rights created through intellectual or discovery efforts; and (ix) all copies and tangible embodiments of any or all of the above (in whatever form or medium).

(x)            “Inventions” has the meaning specified in Section 4.2.

(y)           “Investment Documents” mean this Agreement, the agreements and instruments evidencing the Purchased Interest, the Amended Operating Agreement, the Employment Agreements, the Pledge Agreement, Acknowledgement and Consent, the Noncompete Agreement, the Administrative Services Agreement, the Patent Letter Agreement and each of the other agreements, documents and instruments expressly contemplated hereby and thereby.

(z)           “Knowledge of the Company” means the actual knowledge of Ernst or the Other Members.

(aa)         “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, treaty, code, ordinance, principle of common law or other law (including any rule, regulation, plan, injunction, judgment, order, decree, ruling or charge thereunder or related thereto).

(bb)         “Liability” means any liability of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).

(cc)         “Lien” means any charge, claim, equitable interest, community or other marital property interest, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, encroachment, easement, servitude, right of first refusal, condition or other lien, encumbrance or defect of title of any kind or nature.

(dd)         “Material Adverse Effect” means any effect or change that would be materially adverse to the business, operations, conditions (financial or otherwise), operating results or earnings of the Company, the Business, or any assets of the Company taken as a whole, and no adverse changes, events or developments arising from the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) general economic conditions; (b) regional, national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of war; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); or (d) changes in applicable Law.

(ee)         “Material Contract” has the meaning specified in Section 2.15(b).

(ff)           “Material Disclosure Schedule Change” has the meaning specified in Section 4.1(f).

(gg)         “Membership Interest” means the entire interest of a Person in the Company, including, without limitation, such Person’s right to vote as a member, Units, and right to receive profits, losses, distributions or any other economic benefits from the Company.

(hh)         “Noncompete Agreement” has the meaning specified in Section 4.5.

(ii)           “Other Members” has the meaning specified in the recitals to this Agreement.

(jj)           “Party” or “Parties” has the meaning specified in the initial paragraph of this Agreement.

(kk)         “Patent Letter Agreement” has the meaning specified in Section 5.3(d).

(ll)           “Person” means an individual, a corporation, a partnership, a limited liability company or partnership, an association, Governmental Authority, a trust or other entity or organization.

(mm)       “Pledge Agreement” has the meaning specified in Section 4.5.

(nn)         “Purchase Price” has the meaning specified in Section 1.2.

(oo)         “Purchased Interest” has the meaning specified in Section 1.1.

(pp)         “Redemption Option” has the meaning specified in Section 4.4.

(qq)         “Second Payment Amount” has the meaning specified in Section 1.2(b).

(rr)           “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

(ss)         “Tax Returns” has the meaning specified in Section 2.19(a).

(tt)           “Taxes” means all federal, state, local or foreign income, gross receipts, license, employment, payroll, withholding, Social Security (or similar), unemployment, severance, premium, disability, excise, value-added, accumulated earnings, windfall profit, net worth, alternative or add-on minimum, estimated, sales, use, transfer, registration, real property, stamp, environmental (including taxes under Code §59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, custom, duty, capital stock, franchise, gift or estate and all other taxes, fees, assessments, levies, tariffs, charges or duties of any kind, character, nature or description, including any interest, penalties or additions thereto.

(uu)         “Threshold” has the meaning specified in Section 7.1(a).

(vv)         “Triggering Metrics” has the meaning specified in Section 1.2(b).

(ww)        “Unit” means a unit of ownership representing Membership Interests, which shall not be independent of the Membership Interests represented thereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	NOVASTAR FINANCIAL, INC.

By:
Rodney Schwatken, Chief Financial Officer

COMPANY:	ADVENT FINANCIAL, LLC

By:
Mark A. Ernst, Member

ERNST:
Mark A. Ernst, Individually

EXHIBIT A
TO
SECURITIES PURCHASE AGREEMENT

MEMBERS FOLLOWING PURCHASE

Members’ names, Units and Membership Interests immediately following the Closing:

MEMBER	UNITS	MEMBERSHIP INTEREST
NovaStar Financial, Inc.	70	70.00%
Mark A. Ernst/Ernst Trust	14	14.00%
Bernard M. Wilson	6.75	6.75%
John W. Thompson	6.75	6.75%
Bernard E. Amyot	2.5	2.5%
TOTAL	100	100.00%

A-1

EXHIBIT B
TO
SECURITIES PURCHASE AGREEMENT

TRIGGERING METRICS DISPUTE RESOLUTION

If the Parties are unable to agree by May 30, 2010 (or such later date as agreed to by the Parties) whether or not the Company satisfied the Triggering Metrics by April 30, 2010, then such dispute shall be finally settled by a regional accounting firm mutually acceptable to them or, if the Parties are unable to agree on an accounting firm, a regional accounting firm selected by lot (after excluding any such firm engaged by the Parties or any of their respective Affiliates) (the “Designated Accounting Firm”).  The determination by the Designated Accounting Firm of whether or not the Company satisfied the Triggering Metrics by April 30, 2010 shall be conclusive and binding on the Parties, absent manifest error or fraud.  The costs of the Designated Accounting Firm shall be borne by Buyer if the Designated Accounting Firm determines that the Triggering Metrics have been met and by the Company and Ernst if the Designated Accounting Firm determines that the Triggering Metrics have not been met.

B-1